Exhibit 10.12

M/A-COM Technology Solutions Inc.

100 Chelmsford Street

Lowell, MA 01851

July 16, 2009

Robert S. Donahue

Re: Offer of Employment with M/A-COM Technology Solutions Inc.

Dear Bob:

On behalf of M/A-COM Technology Solutions Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company as its Chief Strategy Officer, reporting to me. This is an exempt position and you will be working out of our 100 Chelmsford St., Lowell MA Corporate Headquarters. Subject to the terms and conditions set forth in this letter, the effective date of your employment will be mutually agreed to in writing at a later date.

The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. We request that, in the event of a resignation, you give the Company at least two weeks’ notice.

2. Compensation. The Company will pay you a salary at the rate of $26,041.67 per month payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. You will also be eligible to participate in a Company bonus plan, with a maximum bonus participation potential of up to 50% of your annualized salary per year, based on Company and/or individual performance targets determined by the Board of Directors from time to time. In addition, as an incentive to join the Company, the Company is pleased to offer you a one-time signing bonus in the amount of $35,000, subject to applicable withholding and payable concurrently with your first regular paycheck following your start date with the Company in accordance with the Company’s standard payroll policies (the “Signing Bonus”). The Signing Bonus is being paid to you with the expectation that you will be a long-term contributor to the Company’s success. To the extent that your employment with the

Company terminates within twelve (12) months following your start date for any reason other than your death or the Company terminating your employment other than for “Cause” (as defined below), you agree to reimburse the Company for the full amount of the Signing Bonus within fifteen (15) days following the date your employment terminates, and further agree that the Company in its sole discretion may (but shall not be required to) elect to reduce the amount of any severance or other payment otherwise owed to you pursuant to this letter agreement on a dollar for dollar basis to offset in whole or in part the amount you are required to repay under this Section 2.

3. Stock Options. As you may be aware, the Company’s parent, M/A-COM Technology Solutions Holdings, Inc. (“Parent”), is in the process of setting up a stock option plan to provide certain employees and other service providers with employment incentives. Subject to the adoption of such plan and approval by the Parent’s Board of Directors in accordance with applicable law, you will be granted:

(a) An option under the plan to purchase six hundred thousand (600,000) shares of Parent’s Common Stock (the “First Option”). One-fifth (1/5th) of the shares subject to the First Option will vest and become exercisable on the first anniversary of the option grant date and an additional one sixtieth (1/60th) of the total number of such shares will vest on the corresponding day of each month thereafter, or to the extent such a month does not have the corresponding day, on the last day of any such month, until all the shares are vested, subject to your continued employment with the Company at each such date.

(b) An additional option under the plan to purchase four hundred and fifty thousand (450,000) shares of Parent’s Common Stock (the “Second Option”). All of the shares subject to the Second Option shall vest and become exercisable if and only if the consolidated annual revenue of Parent and all Parent’s subsidiaries (“Group Revenue”) (less any such revenue attributable to any products, technologies, assets or organizations acquired by Parent or its subsidiaries after the date hereof, other than revenue attributable to any Included Acquisitions as defined below) meets or exceeds $370,000,000 (the “Revenue Threshold”) for any fiscal year of Parent ending after the date hereof and on or before December 31, 2012. In the event that Parent divests any line of business between the date hereof and December 31, 2012, then for purposes of this Paragraph 3(b) only, for each fiscal year of Parent ending after the effective date of such divestment and on or before December 31, 2012: (i) from and after the effective date of such divestment, the otherwise applicable Revenue Threshold shall be deemed to be reduced, dollar for dollar, by the amount of revenue such business line contributed to Group Revenue for its most recently completed fiscal year prior to the effective date of such divestiture, and (ii) from and after the effective date of such divestment, in measuring the Group Revenue for any such fiscal year for purposes of determining whether a vesting event occurs hereunder, the parties agree to exclude from such calculation (and reduce the otherwise applicable Group Revenue by the amount of) any and all revenue attributable to the line of business so divested. Included Acquisitions as used herein means the next $25,000,000 of revenue attributable to acquisitions made by Parent or its subsidiaries following the date of this letter agreement, as measured by the trailing twelve month revenues associated with each such acquired business or group of assets at the time each was acquired. In the event that the trailing twelve month revenue for any Included Acquisition, when aggregated with the trailing twelve month revenue for any prior Included Acquisitions, would exceed the $25,000,000 limit noted above, then the amount of post-

acquisition revenue attributable to that Included Acquisition that may be counted toward achievement of the Revenue Threshold in any period in accordance with this paragraph shall be limited to the percentage of such post-acquisition revenue attributable to such Included Acquisition that (A) the portion of the trailing twelve month revenue for such Included Acquisition which (considered together with the trailing twelve month revenue for any prior Included Acquisitions) is not in excess of the $25,000,000 limit represents of (B) the total trailing twelve month revenue for such Included Acquisition. For the avoidance of doubt, the trailing twelve month revenue of any prior Included Acquisitions shall not be included in the numerator of the above-described fraction, but rather used as a reference point for determining such numerator.

(c) An additional option under the plan to purchase four hundred and fifty thousand (450,000) shares of Parent’s Common Stock (the “Third Option”). All of the shares subject to the Third Option shall vest and become exercisable if and only if the consolidated annual earnings before income tax of Parent and all Parent’s subsidiaries, calculated to exclude any (x) gains or losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of Parent and such subsidiaries, and (y) other extraordinary gains or losses of Parent and such subsidiaries (“Group EBIT”) exceeds the greater of (i) $70,000,000 (the “EBIT Dollar Threshold”) and (ii) twenty-five percent (25%) of Group Revenue for any fiscal year of Parent ending after the date hereof and on or before December 31, 2012. In the event that Parent divests any line of business between the date hereof and December 31, 2012, then for purposes of this Paragraph 3(c) only, from and after the effective date of such divestment, (A) the otherwise applicable EBIT Dollar Threshold shall be deemed to be, as applicable, either reduced, dollar for dollar, by any amount of Group EBIT such business line contributed to overall Group EBIT for Parent’s most recently completed fiscal year prior to the effective date of such divestiture, or increased, dollar for dollar, by any amount of negative Group EBIT such business line contributed to overall Group EBIT for Parent’s most recently completed fiscal year prior to the effective date of such divestiture, and (B) in measuring Parent’s performance against the EBIT Dollar Threshold for any fiscal year ending on or after the date of such divestment, the parties agree to exclude from such calculation any positive or negative Group EBIT contributed by such business line during such fiscal year (and therefore to reduce the otherwise applicable Group EBIT for such purpose by the amount of any such positive contribution or increase the otherwise applicable Group EBIT by the amount of any such negative contribution, as applicable).

Each of the three options will have a per share exercise price equal to the fair market value of a share of Parent Common Stock on the date the option is granted, as determined by the Parent Board of Directors. Each option grant shall be subject to the terms and conditions of the Parent stock option plan and related stock option agreement. No right to any stock is earned or accrued under any such option until such time as vesting occurs, nor does the grant confer any right to continued vesting or employment.

4. Severance.

(a) Our at-will relationship notwithstanding, if the Company terminates your employment with the Company other than for “Cause” (as defined below) or you resign for “Good Reason” (as defined below) (each an “Involuntary Termination”), and in either case you sign, deliver to the Company and do not revoke a general release of claims in the Company’s favor in a form and substance acceptable to the Company (the “Release”), then you shall be entitled to receive as severance pay continuation of your monthly salary, as then in effect and payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding, for a period of six (6) months (or alternatively, if such Involuntary Termination occurs within six (6) months following a Change in Control (as defined below), for a period of twelve (12) months) following the date your employment with the Company terminated (either such period, as applicable, is hereinafter referred to as the “Severance Period”).

(b) Subject to the same conditions applicable to the receipt of any severance payments otherwise payable during any Severance Period as set forth in Section 4(a), to the extent that you or any of your dependents may be covered under the terms of any medical and dental plans of the Company immediately prior to the termination of your employment, the Company will provide you with reimbursement for premiums paid for the continuation of such benefits for you and those dependents for the same or equivalent coverages through the end of the Severance Period. The Company is under no obligation to provide reimbursement for special coverages for you that would not be covered by the plans applicable to employees generally. The reimbursement payable to you pursuant to this paragraph shall be reduced by the amount equal to the contributions required from time to time from other employees for equivalent coverages under the Company’s medical or dental plans. If and to the extent that you or any of your dependents is or becomes eligible to participate in a medical, dental or other health insurance plan of another employer during the Severance Period, then the reimbursement benefit provided by this paragraph shall be eliminated or commensurately diminished.

(c) Subject to the same conditions applicable to the receipt of any severance payments otherwise payable during any Severance Period as set forth in Section 4(a), if such Involuntary Termination occurs within six (6) months following a Change in Control (as defined below), then effective as of immediately prior to the effectiveness of such Involuntary Termination, you shall be given six (6) months’ accelerated vesting credit against your First Option only (meaning that your final total of vested shares as to this First Option shall be equivalent to the number of such shares that would have been vested under the normal vesting schedule of the First Option had you remained employed with the Company through the date that is six (6) months following the effective date of such Involuntary Termination).

(d) You hereby agree that the severance benefits provided for in this Section 4 are the only severance benefits to which you may be entitled in the event of the termination of your employment with the Company, and that such benefits will be reduced dollar for dollar by any severance-related amount the Company is required to pay you by law, corporate policy or other source that would otherwise duplicate any portion of the severance benefits provided herein.

As used herein, “Cause” shall mean (i) an act of dishonesty made by you in connection with your responsibilities as an employee; (ii) your conviction of, or plea of nolo contendere to, a felony, or commission of an act of moral turpitude; (iii) your gross misconduct; or (iv) your (a) material failure to discharge your employment duties or (b) a material breach of this offer letter or the ECIA (as defined below), in each case after you have received a written demand for performance from the Company (or notice of misconduct, where applicable) specifying the breach of employment duties and your failure to cure such breach (where such breach is curable) within thirty (30) days of the date of such notice from the Company.

As used herein, “Good Reason” shall mean your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent: (i) the assignment to you of any duties, or the reduction of your duties, either of which results in a material diminution of your authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of you from such position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the Company following a Change in Control where the Company becomes a wholly owned subsidiary of the acquiror, but is not made the Chief Financial Officer of the acquiring corporation) will not constitute “Good Reason;” (ii) a material reduction of your base salary (in other words, a reduction of more than twenty percent of your base salary in any one year); (iii) a material change in the geographic location at which you must perform services (in other words, the relocation of you to a facility that is more than fifty (50) miles from your current work location); and (iv) the failure of the Company to obtain assumption of this agreement by any successor. You agree you will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

As used herein, a “Change in Control” shall be deemed to occur if any of the following occur with respect to Parent following the date we each execute this Agreement:

(1) Any person or entity first acquires securities of Parent representing more than 50% of the combined voting power of Parent’s then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”), provided, however, that the following shall not constitute a Change in Control pursuant to this paragraph (g)(1):

(A) any acquisition or beneficial ownership by Parent or a subsidiary or affiliate,

(B) any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by Parent or one or more of its subsidiaries or affiliates,

(C) any acquisition or beneficial ownership by any person or entity with respect to which, immediately following such acquisition, more than 50% of the combined voting power of Parent’s then outstanding Voting Securities is then beneficially owned, directly or indirectly, by persons who beneficially owned more than 50% of the Voting Securities immediately prior to such acquisition, or

(D) any sale of stock by Parent for capital raising purposes (including, without limitation, any initial public offering of Parent’s securities);

(2) A majority of the members of the Board of Directors of Parent shall not be Continuing Directors. “Continuing Directors” shall mean: (A) individuals who, on the date hereof, are directors of Parent, (B) individuals elected as directors of Parent subsequent to the date hereof for whose election proxies shall have been solicited by the Board or who shall have been recommended for election by the Board, (C) individuals elected as directors of Parent subsequent to the date hereof pursuant to a nomination or board representation right of preferred shareholders of Parent, or (D) any individual elected or appointed by the Board or stockholders to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly created directorships;

(3) Consummation of a reorganization, merger or consolidation of Parent or a statutory exchange of outstanding Voting Securities, unless, immediately following such transaction, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of Parent or the corporation that is the issuer of the securities held by the shareholders of Parent after such transaction is beneficially owned, directly or indirectly, by persons who beneficially owned more than 50% of the Voting Securities of Parent immediately prior to such transaction; or

(4) Consummation of (x) a complete liquidation or dissolution of Parent or (y) the sale or other disposition of all or substantially all of the assets of Parent (in one or a series of related transactions), other than to a subsidiary, affiliate or another entity with respect to which, immediately following such sale or other disposition, more than 50% of the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by persons who were the beneficial owners of more than 50% of the Voting Securities of Parent immediately prior to such sale or other disposition.

5. Post-Termination Restrictions.

(a) Non-Competition. You acknowledge that, as an employee of the Company, you will have access to valuable, proprietary trade secret and other confidential information of the Company in connection with this letter agreement. You acknowledge that such valuable proprietary and confidential information is developed and acquired by the Company on an ongoing basis and you will receive the benefit of access to new and unique information on a continuing basis, and that such information is worthy of protection. To further ensure the confidentiality of the Company’s trade secrets and other proprietary information, during the time you are employed by the Company and also during any Severance Period, you agree that you shall not directly or indirectly (whether for compensation or otherwise), alone or as a partner, associate, agent, principal, trustee, consultant, co-venturer, creditor, owner (excepting not more than 1% passive stockholdings for investment purposes in securities of publicly held and traded companies), representative, or in any other capacity, engage in, take any action constituting or in furtherance of, participate with or become interested in or associated with any person, firm, partnership, corporation or other entity which is or intends to be in competition with the Company in those portions of the Company’s business in which you were involved during your tenure of employment with the Company. You further understand and agree to be bound by the provisions of this Section 5 because you are employed in a position of trust and responsibility and have access and will have access to current as well as future confidential and proprietary information, and this covenant is necessary to prevent the inevitable disclosure of confidential and proprietary information should you accept employment in violation of such provisions.

(b) Non-Solicitation. During the time you are employed by the Company and also during any Severance Period, you agree that you shall not directly or indirectly (whether for compensation or otherwise), alone or together with others, influence or attempt to influence customers or suppliers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

(c) Consideration; Tolling, Scope and Reasonableness. You agree that in addition to the other good and valuable consideration you are receiving for the covenants contained in this Section 5 as recited above, any severance amount payable to you by the Company in respect of any Severance Period hereunder constitutes further consideration for these covenants. You agree that the periods of time during which you are prohibited by Sections 5(b) and (c) hereof from engaging in such business practices shall be extended by any length of time during which you are in breach of any of such covenants. The covenants contained in this Section 5 shall apply in any country or jurisdiction where the Company and its affiliates had offices or shipped product during the term of your employment with the Company. You and the Company agree that the time, scope and geographic limitations and other particulars of the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company and your role in the Company.

(d) Remedies. If you commit a breach, or threaten to commit a breach, of any of the provisions of this Section 5, the Company shall have the following rights and remedies, in addition to any and all others rights and remedies of law or in equity, each of which shall be independent of the other and severally enforceable: (i) the right to have the provisions of this letter agreement specifically enforced by any court having equity jurisdiction, including the right to a restraining order, an injunction or other equitable relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to it; and (ii) the right and remedy to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received, directly or indirectly, by you as a result of any transactions constituting a breach of any of the provisions of this letter agreement, and you hereby agree to account for and pay over any such Benefits to the Company.

6. Benefits. During the term of your employment, you will be eligible, provided that you meet the eligibility requirements of the relevant plans and policies, for the Company’s standard employee benefits applicable to employees at your level, including health, dental, vision, life, short and long-term disability insurance. The Company reserves the right to change the benefits it offers or the terms of such benefits from time to time. The Company will provide you with an initial vacation day accrual rate based on service comparable to that of an existing employee with 10 years of prior service to the Company.

7. Immigration Laws. This offer of employment is contingent on your providing proper documentation of your identity and authorization to work in the United States under applicable immigration laws, as required by Form I-9 of the US Department of Homeland Security.

8. Employee Confidentiality and Invention Assignment Agreement. As a condition of this offer of employment, you will be required to promptly complete, sign and return the Company’s standard form of employee confidentiality and invention assignment agreement (the “ECIA”).

9. No Conflicts. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. We also ask that, before signing this letter, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

10. General. This offer letter and the ECIA, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements made to or with you by the Company, any of its predecessors or affiliates, or any of their respective employees or agents, whether written or oral. As a Company employee, you will also be expected to abide by Company rules and regulations, whether set forth in a Company-approved employee handbook or otherwise, that may be modified from time to time. In the event of a conflict between the terms and provisions of this offer letter and the ECIA, the terms and provisions of the ECIA will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be set forth in a writing signed by you and an authorized officer of the Company to be effective. The law of the state in which you are employed will govern this offer letter. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that we are both waiving any and all rights to a jury trial in connection with such dispute or claim.

Lastly, this offer of employment is contingent on the satisfactory completion of a background check. It is also contingent in part on your submitting to a pre-employment drug-screening test for the presence of drugs. Human Resources will provide the necessary documents once you have returned your signed offer letter.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed ECIA.

Sincerely,

M/A-COM Technology Solutions Inc.

By:	/s/ Joe Thomas
Joe Thomas
CEO

AGREED TO AND ACCEPTED:

/s/ Robert S. Donahue
Signature of Employee

Enclosures:
ECIA

AMENDMENT TO OFFER OF EMPLOYMENT

This AMENDMENT (“Amendment”) to that certain Offer Letter of Employment with M/A-COM Technology Solutions Inc. dated as of August 7, 2009 (the “Original Employment Agreement”) is made as of December 21, 2010, by and between M/A-COM Technology Solutions Inc., a Delaware corporation (the “Company”), and Robert S. Donahue (the “Employee”). Capitalized terms used herein without definition shall have the respective meanings provided therefor in the Original Employment Agreement.

RECITALS

WHEREAS, the Company and the Employee entered into the Original Employment Agreement;

WHEREAS, the parties now desire to amend the Original Employment Agreement to reflect certain changes to the terms and conditions contained therein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

AGREEMENT

11. Section 4(a) of the Original Employment Agreement is hereby amended and restated in its entirety as follows:

“Our at-will relationship notwithstanding, if the Company terminates your employment with the Company for any reason other than for “Cause” (as defined below) or you resign for “Good Reason” (as defined below) (each an “Involuntary Termination”), and in either case you sign and deliver to the Company within 52 days after such termination of employment and do not revoke within any applicable 7-day revocation period (or other revocation period set forth by the Company ending prior to the 60th day after termination of employment) a general release of claims in the Company’s favor in a form and substance acceptable to the Company (the “Release”), then you shall be entitled to receive as severance pay continuation of your monthly salary, as in effect and payable in accordance with the Company’s standard payroll policies on the date of such termination (and in no event less frequently than monthly), including compliance with applicable withholding, for a period of six (6) months (or alternatively, if such Involuntary Termination occurs within six (6) months following a Change of Control (as defined below), for a period twelve (12) months) following your date of employment with the Company (such period is hereinafter referred to as the “Severance Period”). To the extent required to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), any payments that would otherwise have been made during the 60-day period following your termination of employment shall not be made and shall be accumulated and paid in a single lump sum after such Release is signed and delivered to the Company and after the expiration of any applicable revocation period (as set forth in the preceding sentence) on or prior to the 60th day following your termination of employment; provided that if the period of 60 days following your termination of employment spans two calendar years, such accumulated payment to the extent required by Code Section 409A shall be paid in the second such calendar year.”

12. A new Section 4(c) is hereby inserted into the Original Employment Agreement and the prior Section 4(c) is renumbered as Section 4(d) and all references amended as necessary. The new Section 4(c) is as follows:

“Optional Severance. If your employment terminates for any reason other than an Involuntary Termination the Company may elect, in its sole discretion, to pay you severance pay and benefit reimbursements in the amounts and on the terms set forth in Sections 4(a) and (b) for any period up to six (6) months if the Termination does not take place within six (6)months following a Change in Control and any period up to twelve (12) months if the Termination does take place within six months following a Change in Control. If the Company makes such an election, the duration elected by the Company shall be deemed to be the “Severance Period” for all purposes under this Agreement.”

13. Section 5(c) of the Original Employment Agreement is hereby amended by replacing the phrase “prohibited by Sections 5(b) and (c)” in the second sentence with the phrase “prohibited by Sections 5(a) and (b)”.

14. A new Section 11 is hereby added to the Original Employment Agreement as follows:

“This offer of employment is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this offer of employment either shall be exempt from the requirements of Code Section 409A under Treasury Regulation section 1.409A-1(b)(9)(iii) or otherwise or shall comply with the requirements of Code Section 409A; provided, however, that notwithstanding anything to the contrary in this offer of employment in no event shall the Company be liable to you for or with respect to any taxes, penalties or interest which may be imposed upon you pursuant to Code Section 409A. In accordance with the preceding sentence, the date on which a “separation from service” pursuant to Code Section 409A occurs shall be treated as the termination of employment date for purposes of determining the timing of payments and benefits under this offer of employment to the extent necessary to have such payments and benefits under this offer of employment be exempt from the requirements of Code Section 409A or comply with the requirements of Code Section 409A.”

15. Except as expressly amended hereby, the Original Employment Agreement shall remain in full force and effect. This Amendment shall not, except as expressly provided herein, be deemed to be a consent to any waiver or modification of any other terms or provisions of the Original Employment Agreement.

16. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

M/A-COM TECHNOLOGY SOLUTIONS INC.

By:	/s/ Conrad R. Gagnon
Name:	Conrad R. Gagnon
Its:	CFO

ROBERT S. DONAHUE

/s/ Robert S. Donahue

TRANSITION AGREEMENT

AND

RELEASE OF CLAIMS

This Transition Agreement and Release of Claims (hereinafter “Agreement”) is entered into by and between Robert S. Donahue (hereinafter “Employee,” “I” or “me”) and M/A-COM Technology Solutions Inc. (hereinafter “Company”). Company’s parent, M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation (“Parent”), has also executed this Agreement and is a beneficiary of the promises of Employee contained herein. For the consideration described herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

A. Employee has made the determination to resign his position as Chief Operating Officer of the Company. To provide for a rapid and orderly succession of his prior duties, Employee has resigned, effective December 5, 2011, from any and all positions with the Company and its affiliates pursuant to the written resignation letter attached hereto as Exhibit A, except as expressly described in Section B below.

B. Employee will remain employed in a transitional capacity at his current salary through March 31, 2012 (unless the parties agree to extend that time), but will be on paid leave and will not work in any material capacity for the Company during this period (“Paid Leave Period”). During the Paid Leave Period, Employee shall refrain from actively engaging in work activities for the Company except for complying with this Agreement, the ECIA (as defined below), and the Company’s written policies, and assisting with the transition of his former duties and authority as and to the extent requested by the Chairman, CEO or General Counsel of the Company.

C. On or around March 31, 2012, representatives of the Company and Employee will confer as to whether (a) to further extend the Paid Leave Period on terms and conditions to be agreed upon, (b) there is a mutually acceptable different role/position within the Company for Employee, or (c) the Employee’s employment with the Company will terminate under the terms and conditions outlined in Section F of this Agreement.

D. Employee and Company have previously entered into a letter agreement dated as of August 7, 2009, as amended on December 21, 2010, setting forth the terms and conditions of Employee’s employment with the Company (“Offer Letter”), Paragraph 4 of which makes provision in certain circumstances for severance benefits to be provided to Employee in exchange for a release of claims. Company and Employee hereby agree that Section F of this Agreement amends, supersedes, terminates and replaces in its entirety Paragraph 4 of the Offer Letter, and that in the event of any inconsistency or conflict between the terms of this Agreement and the terms of the Offer Letter, the terms of this Agreement shall be controlling. Paragraph 5 of the Offer Letter requires Employee to comply with certain restrictive covenants in order to receive severance benefits, and Company and Employee likewise hereby agree that Section G of this Agreement amends, supersedes, terminates and replaces in its entirety Paragraph 5 of the Offer Letter.

E. In the event that Employee (i) signs and delivers the resignation letter attached hereto as Exhibit A as of December 5, 2011, (ii) signs and delivers to the Company this Agreement within 21 days following the resignation, and does not revoke this Agreement, and (iii) complies (and continues to comply) with terms of this Agreement (including, without limitation, Sections F, G, H(8) and H(9) hereof), then on the eighth (8th) day following Employee’s execution and delivery of this Agreement, Employee shall be entitled to continue receiving his current compensation, in accordance with the Company’s standard payroll policies, and benefits, in accordance with (and to the extent permitted by) the applicable benefit plans and policies, through March 31, 2012, and Employee shall not be deemed to have experienced a cessation of employment for purposes of Employee’s outstanding stock options granted under Parent’s 2009 Omnibus Stock Plan (the “Plan”); provided, however, that the Company may unilaterally amend this provision to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company, including, without limitation, under Section 4980D of the Code.

F. Although the Company and Employee will consider and discuss a potential new role or position for Employee with the Company prior to the termination of the Paid Leave Period, Employee acknowledges that there may not be a suitable, mutually agreeable position for him with the Company at that time. In the event that (i) Employee terminates his employment with the Company voluntarily before March 31, 2012, or (ii) Employee does not accept a new role or position with the Company at the end of the Paid Leave Period under the compensation, benefits, and other terms and conditions offered by the Company (if any) and the Company provides Employee with written notice of his last date of employment (either date is the “Termination Date”) at least fourteen (14) days before it occurs, then the Employee and the Company agree to enter into a written Separation and Release Agreement (“Separation Agreement”) that will contain the following and other mutually agreeable terms:

1. Employee shall be entitled only to the following (pursuant to the Separation Agreement, the Offer Letter or otherwise):

a. Any accrued and unpaid salary, expense reimbursement and accrued and unused vacation amounts due to Employee through the Termination Date in accordance with the Offer Letter and subject to the Company’s normal policies and procedures.

b. Severance pay in the form of continuation of Employee’s monthly salary of $29,166.67 in accordance with the Company’s standard payroll policies, including compliance with applicable withholding, for the period of six (6) months (the “Severance Period”) following the Termination Date.

c. A lump sum cash amount of $20,040, plus up to an additional $40,000 to reimburse Employee for medical and/or related expenses incurred by Employee during the Paid Leave Period that are not covered by Employee’s medical or other insurance coverage (based on such evidence submitted by Employee before the end of the Severance Period and deemed acceptable by the Company in its sole discretion), subject to any applicable tax withholding, payable on the Company’s next regular payroll date following the end of the Severance Period; provided, however, that the Company may unilaterally amend this provision to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the

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Company, including, without limitation, under Section 4980D of the Code. Such payment shall be in lieu of the payments described in Paragraph 4(b) of the Offer Letter.

d. All amounts payable to Employee under this Section F(1) shall be paid during calendar year 2012, except to the extent applicable law requires earlier payment.

2. Effective as of the Termination Date, that certain Incentive Stock Option Agreement for an initial option grant amount of options to purchase 600,000 shares of Parent’s common stock under the Plan entered into between Employee and Parent dated September 29, 2009 (the “Time-vested Option”) shall be deemed amended as follows: (a) 100,000 of the shares covered by the Time-vested Option, but not vested and exercisable as of the Termination Date, shall not expire effective upon the Termination Date and shall instead vest and become exercisable following the Termination Date as follows: 100% of such shares shall vest and become exercisable effective on the first anniversary of the effective date of the Separation Agreement, provided that the Board determines in its sole discretion on or before such date that Employee has complied with all of his obligations under the Separation Agreement; (b) all remaining shares subject to the Time-vested Option, but not vested and exercisable as of the Termination Date, shall be cancelled, terminate and thereafter be null, void, and without legal effect effective immediately upon the Termination Date; (c) notwithstanding Section 3 of the Time-vested Option or anything else in the Time-vested Option that would indicate to the contrary, the Time-vested Option shall be treated for all purposes as a non-statutory option rather than an incentive stock option with respect to any portion of the Time-vested Option that remains outstanding on or after the Termination Date; (d) Section 7(a) of the Time-vested Option shall be restated as follows: “This Option may be exercised for 90 days following the first anniversary of the effective date of the Separation and Release Agreement by and among Optionee, the Company and M/A-COM Technology Solutions Inc., provided that the Board determines in its sole discretion on or before such date that Optionee has complied with all of his obligations under that certain Separation and Release Agreement by and among Optionee, the Company and M/A-COM Technology Solutions Inc., and provided, further, that if the Board at any time determines in its sole discretion that Optionee has not complied with any such obligations, the Option shall expire effective immediately upon such determination, and all rights to purchase Shares hereunder shall terminate, immediately upon such expiration”; and (e) the paragraph in Section 8 of the Time-vested Option beginning with the heading “Involuntary Termination Following a Change in Control” is hereby deleted in its entirety. Company, Parent and Employee agree and acknowledge that as of December 5, 2011, the Time-vested Option had vested with respect to an aggregate of 320,000 of the 600,000 total shares subject to the Time-vested Option, of which Employee had exercised the Time-vested Option to purchase an aggregate of 210,000 shares and the remaining 110,000 shares of which remain vested and exercisable as of such date, and Employee holds no other vested and exercisable options to purchase Parent common stock under the Plan or otherwise as of such date.

3. Effective as of the Termination Date, all 900,000 options (none of which have vested by their terms or will likely vest by their terms through the Termination Date) represented by those two certain Incentive Stock Option Agreements entered into between Employee and Parent dated September 29, 2009, each for an initial option grant amount of options to purchase up to 450,000 shares of Parent common stock under the Plan and featuring

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certain performance-based vesting terms, shall immediately be cancelled, terminate and thereafter be null, void, and without legal effect.

4. Employee agrees to return all Company property in his possession to Charles Bland or Phil Stathas no later than the Termination Date. Company property includes, but is not limited to: building I.D., company credit cards or purchasing cards, office keys and company car keys, company computers, phones, personal communication devices and/or laptops, all computer files and software, diskettes, storage media, papers, notes and other documents, and all copies, relating to its business, and its customers, that Employee has acquired by virtue of his employment. Employee further agrees to execute documents reasonably requested by the Company to relinquish or transfer any Company-related bank signature or other authorities currently held by Employee to others within the Company.

5. Other mutually agreeable terms, including a release in favor of the Company, confidentiality, return of property, and other terms, including many substantially similar to those set forth in Section H of this Agreement.

G. Company and Employee hereby agree as follows:

1. That the provisions of Paragraph 5 of the Offer Letter shall remain in full force and effect and continue to bind Employee, but that henceforth the term “Severance Period” as used in Paragraph 5 of the Offer Letter shall be defined as the period beginning on the Termination Date (as defined herein) and ending twelve (12) months later.

2. Employee agrees that, through the date twelve (12) months after the Termination Date, not less than ten (10) business days prior to accepting employment or a similar position with, becoming employed by, consulting with, owning, managing, controlling, operating, rendering services to or otherwise becoming connected with any other business, including self employment, he will notify the CEO and General Counsel of the Company in writing with an accurate and full accounting of the name, location, business type and scope and other details of the proposed new employer or equivalent, the position he proposes to accept and the duties he proposes to undertake.

3. Employee agrees, both during his employment and that for a period of twelve (12) months after the Termination Date, he shall not, directly or indirectly, either on his own behalf or on behalf of (or by providing assistance to) any other person or entity (i) solicit, recruit, or encourage any of the employees of Parent, the Company or any of their subsidiaries or affiliated entities (“Company Entities”) to leave the employ of any Company Entity, or (ii) hire or cause to be hired any person who was an employee of any Company Entity at any time during the year preceding the Termination Date. Employee further agrees that, during his employment and that for a period of twelve (12) months after the Termination Date, he shall not, directly or indirectly, either on his own behalf or on behalf of (or by providing assistance to) any other person or entity, encourage or attempt to encourage any current, past, or prospective customer, partner, or vendor of a Company Entity to: (i) diminish or discontinue their business or potential business with a Company Entity, (ii) refrain from doing business with a Company Entity, (iii) do business with a business that competes with a Company Entity, or (iv) violate any agreement, renegotiate any agreement or take any other adverse action with respect to any agreement with a

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Company Entity. Employee and Company agree that this subsection 3 of this Section G shall be controlling over any conflicting provision of the ECIA or Offer Letter.

4. Employee acknowledges that his covenants in Paragraph 5 of the Offer Letter, as so amended, and in this Section G are being relied on by Parent and the Company in extending him the various benefits contained in this Agreement, and are a fundamental basis of this bargain.

H. Employee hereby represents and warrants to the Company and Parent, and acknowledges, covenants and agrees with the Company and Parent, as follows:

1. I understand and acknowledge that I have had sufficient time to review Agreement and to decide whether to enter into it. I also understand that I could have at least 21 days to make this decision if I so desire. I also understand that I have seven (7) days after I sign this Agreement to change my mind and revoke in writing the Agreement.

2. I acknowledge that the Company has advised me in writing through this Agreement that I should consult an attorney prior to signing this Agreement.

3. I understand that by signing this Agreement, in addition to releasing any and all claims against the Company, I am specifically releasing any and all rights and claims up to the date of my signature which I have for alleged age discrimination under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), against the Company, Parent, their directors, officers, employees, stockholders, affiliates and others released in this Agreement.

4. I acknowledge that the Company is hereby fully and forever released of any and all obligation to provide me any severance benefits whatsoever pursuant Paragraph 4 of the Offer Letter or otherwise except as expressly set forth in this Agreement, and further acknowledge that any obligations of the Company to pay me severance benefits (less any applicable withholding obligations) contemplated by this Agreement, is conditioned upon, among other things, my execution of this Agreement and subsequently a Separation Agreement, without subsequent revocation or mutual breach of this Agreement or the Separation Agreement.

5. Except for the Company’s obligations pursuant this Agreement, to the broadest extent permitted by law, I hereby release and discharge the Company, Parent, their, respective parents and subsidiaries, and each of their past, present and future officers, directors, members, servants, employees, attorneys, insurers, shareholders, successors, independent contractors, consultants and assigns (collectively, “Releasees”) from any and all claims, expenses, contracts, demands, obligations, liabilities, actions, costs, debts and causes of action of every nature, known or unknown, which have existed or now exist whether in law or equity which I have or had or may claim to have by reason of any and all matters from the beginning of time through the effective date of this Agreement. These include, but are not limited to, claims or causes of action based on, or arising out of, any alleged wrongful termination, retaliation, breach of contract, breach of implied covenant of good faith and fair dealing, common law torts, breach of public policy, misrepresentation, fraud, fraudulent inducement, infliction of emotional distress, failure to pay wages or other compensation, failure to issue or deliver equity securities

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or otherwise related to actual or potential securities issuances, and/or discrimination or harassment based on race, national origin, marital status, sex, religion, age, sexual orientation and/or disability. I specifically understand that I am releasing all claims or rights I may have against any Releasee as of the date of my signature under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). This Agreement shall not, however, constitute a waiver of: (a) my rights under this Agreement; or (b) any claims to enforce rights arising under the ADEA or other civil rights statute after the effective date of this Agreement.

6. I represent that there has been no filing on my behalf through the date hereof with any government agency or court of any claim, charge, or complaint against the Company or any other Releasee. I agree that I know of no bases for any claim described in the immediately preceding paragraph, and that, to the extent consistent with applicable law, I shall not hereafter pursue any individual claim against any of the Releasees by filing a claim, complaint or charge with any federal, state or local court, arbitration panel or administrative agency, for or on account of anything that is the subject of this Agreement, and that I shall indemnify the Releasees and hold them harmless for any such claim, including, without limitation, their reasonable legal fees incurred in respect of any such claim. To the extent consistent with applicable law, I hereby waive any right that I may have to recover any compensation or damages in any action against any of the Releasees brought by any governmental entity on my behalf or on behalf of any class of which I may be a member for or on account of anything that is the subject of this Agreement. Notwithstanding anything to the contrary in this paragraph, this paragraph shall not apply to claims in respect of, and shall not prevent me from seeking to enforce, any of my rights described in the last sentence of the immediately preceding paragraph.

7. I acknowledge that the purpose of this Agreement is to release claims, if any, I may have against any Releasee, and to the extent that any alleged claim is not or cannot be released under current law, the payments provided by the Company in this Agreement shall be an offset against any such unreleased claim, if any.

8. I will preserve the confidentiality of all of the Company’s proprietary information as provided in the ECIA (as defined below) and will otherwise comply with the ECIA in all respects.

9. At all times following the signing of this Agreement, I shall not engage in any disparagement or vilification of the Company, the Releasees, my employment experience with the Company, or the Company’s products, services, agents, representatives, directors, officers, stockholders, attorneys, employees, or affiliates, and I represent that I shall refrain from making any false, negative, critical or otherwise disparaging statements, implied or expressed, concerning the management style, methods of doing business, role in the community, treatment of employees or the circumstances and events regarding any separation. I acknowledge that I further agree to do nothing that would damage the Company’s business reputation or good will.

10. I understand that neither this Agreement nor anything in it shall be considered as any admission by the Company or any Releasee of any preexisting obligation or improper conduct whatsoever. I understand that the Company and each Releasee denies any such obligations or improper conduct.

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11. I have read this Agreement and understand its contents. I am signing this Agreement voluntarily and without any coercion. I am of sound mind and competent to manage my legal, personal and business affairs and enter into a binding agreement in this regard, and am not currently prevented from doing so by the effects of any intoxicant, drug, medication, health condition or other influence.

12. I acknowledge that the making, execution and delivery of this Agreement has been induced by no promises, representations, statements, warranties or agreements other than those expressed herein. I understand this Agreement supersedes all prior discussions and agreements between me and the Company or any representative or affiliate of the Company, whether oral or in writing, other than that certain Employee Confidentiality and Invention Assignment Agreement between me and the Company dated as of August 10, 2009 (the “ECIA”), which remains in full force and effect. I also agree that if any provision of this Agreement is deemed invalid, the remaining provisions will still be given full force and effect. This Agreement cannot be orally modified, orally revised, or orally rescinded, and can only be amended in a written instrument signed by both me and an authorized representative of the Company and Parent.

I. The law of the Commonwealth of Massachusetts, will govern this Agreement without regard to its conflicts of laws provisions. The venue for any legal proceedings concerning or related to this Agreement shall be any state or federal court of competent jurisdiction located in the Commonwealth of Massachusetts.

J. In the event of any dispute or claim relating to or arising out of this Agreement or the subject matter thereof, the parties hereby waive any and all rights to a jury trial in connection with such dispute or claim. Notwithstanding the foregoing, Employee agrees that the Company and the Releasees have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies they may have at law or in equity for breach of this Agreement, and that they may seek such relief in any court of competent jurisdiction in order to address or prevent any breach by Employee of this Agreement.

K. Employee has had opportunity to consult with any tax, legal or other advisors Employee has deemed necessary prior to entering into this letter agreement and understands his rights and obligations hereunder, and is not relying on the Company, Parent or any of their affiliates or employees for related advice. The Company and Parent make no warranty to Employee with respect to tax treatment of any compensation or severance benefit paid or to be paid to Employee in connection with his employment or this Agreement, and Employee shall be solely responsible for the payment of all taxes due and owing with respect to any wages, benefits, and other compensation or payments provided to Employee by Parent or the Company.

L. The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement, the

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parties intend that this Agreement and any payments and benefits hereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company or any of its subsidiaries or affiliates be liable for any additional tax, interest or penalty that may be imposed on Employee pursuant to Code Section 409A or for any damages incurred by Employee as a result of this Agreement (or the payments or benefits hereunder) or the Offer Letter failing to comply with, or be exempt from, Code Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

1. a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein, and, for purposes of any such provision of this Agreement, references to a “terminate,” “termination,” “termination of employment” and like terms shall mean separation from service;

2. if at the time Employee’s employment hereunder terminates, Employee is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, any and all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh month following the date on which Employee’s employment terminates or, if earlier, upon Employee’s death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A 1(a)(5); and (iii) other amounts or benefits that are not subject to the requirements of Code Section 409A; and

3. each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

M. This Agreement may be executed in multiple counterparts, all of which together shall constitute a single agreement. Facsimile copies of the signatures of any party hereto shall be deemed binding originals.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated: 12/12/11	/s/ Robert S. Donahue
Robert S. Donahue

ACCEPTED AND ACKNOWLEDGED: M/A-COM Technology Solutions Inc.

By:	/s/ Charles R. Bland
Name: Title:	Charles R. Bland CEO

M/A-COM Technology Solutions Holdings, Inc.

By:	/s/ Charles R. Bland
Name: Title:	Charles R. Bland CEO

Exhibit A

Resignation

December 5, 2011

Board of Directors of

M/A-COM Technology Solutions Holdings, Inc.

and each other entity referred to below

100 Chelmsford Street

Lowell, MA 01851

Re:	My resignation

Ladies and Gentlemen:

I hereby resign, effective as of December 5, 2011, from my position as Chief Operating Officer of each of the below-listed entities, from all other positions I hold as an officer or director of, any and all of the following entities and their direct or indirect subsidiaries, whether foreign or domestic, excluding my position as a non-officer employee of M/A-COM Technology Solutions Inc. (“Company”), which shall continue as and to the extent described in that certain Transition and Release Agreement by and among myself, the Company and M/A-COM Technology Solutions Holdings, Inc. dated on or about the date hereof):

•	M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation,

•	M/A-COM Technology Solutions Inc., a Delaware corporation,

•	M/A-COM Auto Solutions Inc., a Delaware corporation,

•	M/A-COM Tech (Nevada), Inc., a Nevada corporation, and

•	Optomai, Inc., a Delaware corporation.

Sincerely,

/s/ Robert S. Donahue

Robert S. Donahue